Exhibit 99.1
**For Immediate Release**

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer of First Savings Bank Northwest Kari Stenslie, Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Reports Net Income of $16.4 Million or $0.95 Per Share for the Second Quarter of 2013,
Including the Reversal of $13.8 Million of the Deferred Tax Asset Valuation Allowance

Renton, Washington – July 23, 2013 – First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported  net income for the quarter ended June 30, 2013 of $16.4 million or $0.95 per diluted share, which includes a $13.8 million tax benefit related to the reversal of the valuation allowance on deferred tax assets (“DTA”), compared to net income of $1.6 million, or $0.09 per diluted share for the quarter ended March 31, 2013 and net income of $1.4 million, or $0.08 per diluted share for the comparable quarter in 2012. For the six months ended June 30, 2013, net income was $17.9 million or $1.03 per diluted share, compared to $2.0 million or $0.11 per diluted share for the comparable period in 2012.

“Our second quarter results reflect our ongoing efforts to improve operating efficiencies and position the Company for the future.  Our income from operations, before income taxes, for the quarter was $2.6 million, an increase of $939,000 from the first quarter of 2013, and $2.2 million from the comparable quarter one year ago.  Steps we have taken during recent quarters to restructure our balance sheet have resulted in a 20 basis point increase in our net interest margin compared to the first quarter of 2013 and a 68 basis point increase from the same quarter of 2012.  However, maintaining this improved margin into the future will be very challenging, if not impossible, in light of the current interest rate environment.  Converting nonearning assets to earning assets continues to be our focus, including disposing of our other real estate owned (“OREO”), which has decreased 18% from December 31, 2012.  This decrease has resulted in lower OREO expenses and dispositions of OREO have produced net gains during 2013 reflecting an improvement in our local real estate market.

Our success during the past several quarters and our projected financial results for the future have enabled us to reverse most of the valuation allowance on our DTA which contributed $13.8 million in tax benefits in addition to our operating income of $2.6 million during the second quarter of 2013.  We expect to reverse an additional $2.1 million of our DTA valuation allowance over the third and fourth quarters of 2013,” stated Joseph W. Kiley III, President and Chief Executive Officer of the Bank.

Highlights for the second quarter ended June 30, 2013 included:

•
Continued profitability and positive projected future operating results indicate that it is more likely than not that we will realize our DTAs, thus allowing us to reverse most of the remaining DTA valuation allowance;

•	Loan originations for the quarter were $54.2 million, compared to $28.6 million and $16.5 million for the quarters ended March 31, 2013 and June 30, 2012, respectively;

•	Nonperforming assets at June 30, 2013 decreased $6.5 million, or 18.4% to $28.8 million from $35.3 million at March 31, 2013 and decreased $16.0 million, or 35.7% from $44.8 million at June 30, 2012;

•
Net OREO related expenses decreased $709,000 to a net gain of $156,000 for the quarter, compared to a net gain of $153,000 for the quarter ended March 31, 2013 and a net expense of $553,000 for the  comparable quarter of 2012;

•
Sales of OREO with a book value of $4.0 million generated net gains on sales of $383,000 for the quarter, compared to net gains of $632,000 and $128,000 for the quarters ended March 31, 2013 and June 30, 2012, respectively;

•	The Company’s book value per share increased to $10.88 at June 30, 2013, from $10.04 at March 31, 2013 and $9.79 at June 30, 2012;

•
Under the stock repurchase plan (“Plan”) approved by the Board of Directors in May 2013, the Company was authorized to purchase 1,880,517 shares of its common stock, of which 1,654,547 shares were purchased at an average price per share of $9.97 during the quarter.  At June 30, 2013, there are 225,970 shares remaining to be purchased under the Plan; and

•	The Bank’s Tier 1 and total risk-based capital ratios at June 30, 2013 were 19.24% and 29.25%, respectively.

There was a $100,000 provision for loan losses recorded in the second quarter based on management’s evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”). This compares to no provision for the prior quarter and a $650,000 provision for the comparable quarter one year ago. The following items were considered in evaluating the loan loss provision for the quarter ended June 30, 2013:

•	Delinquent loans, loans over 30 days past due, were $8.1 million at June 30, 2013, decreasing $8.6 million and $9.7 million from March 31, 2013 and June 30, 2012, respectively;

•	Nonperforming loans were $14.6 million at June 30, 2013 decreasing $4.4 million and $8.0 million from March 31, 2013 and June 30, 2012, respectively;

•	Nonperforming loans as a percent of total loans was 2.2% at June 30, 2013, compared to 2.9% at March 31, 2013 and 3.4% at June 30, 2012, continuing the trend of improvement within the loan portfolio.

There was a slight increase in the ALLL of $311,000 to $12.3 million at June 30, 2013, compared to $12.0 million at March 31, 2013. The ALLL represented 84.6% of nonperforming loans and 1.8% of total loans at June 30, 2013, compared to 63.3% and 1.8%, respectively, at March 31, 2013.

The following table presents a breakdown of our nonperforming assets:

					Three Month	One Year
		June 30,	March 31,	June 30,	Increase/	Increase/
		2013	2013	2012	(Decrease)	(Decrease)
		(Dollars in thousands)
Nonperforming loans:
	One-to-four family residential	$5,709	$5,980	$9,110	$(271)	$(3,401)
	Multifamily	244	2,623	2,039	(2,379)	(1,795)
	Commercial real estate	3,520	4,883	2,534	(1,363)	986
	Construction/land development	4,369	4,747	8,731	(378)	(4,362)
	Consumer	717	732	212	(15)	505
	Total nonperforming loans	14,559	18,965	22,626	(4,406)	(8,067)

OREO		14,226	16,310	22,206	(2,084)	(7,980)

	Total nonperforming assets (1)	$28,785	$35,275	$44,832	$(6,490)	$(16,047)

	Nonperforming assets as a
	percent of total assets	3.19%	3.98%	4.49%

(1)
The difference between the $28.8 million of nonperforming assets at June 30, 2013, reported above, and the amount reported by certain analysts as our nonperforming assets is due to the analysts' inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 95.5% of our TDRs are performing in accordance with their restructured terms. The remaining 4.5% of TDRs that were nonperforming at June 30, 2013 are reported above as nonperforming loans.

    The following table presents a breakdown of our OREO by county and property type at June 30, 2013:

		County					Number of	Percent of
		King	Pierce	Kitsap	All Other	Total	Properties	Total OREO
		(Dollars in thousands)
OREO:
	One-to-four family residential	$1,245	$996	$410	$-	$2,651	12	18.6%
	Commercial real estate (1)	563	7,615	920	1,349	10,447	14	73.5
	Construction/land development	-	527	209	392	1,128	5	7.9

Total OREO		$1,808	$9,138	$1,539	$1,741	$14,226	31	100.0%

(1)	Of the 14 properties classified as commercial real estate, eight are office/retail buildings, three are mixed-use buildings and three are undeveloped lots.

OREO decreased $2.1 million, or 12.8% to $14.2 million at June 30, 2013, from $16.3 million at March 31, 2013, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. We sold $4.0 million of OREO during the second quarter of 2013, generating net gains of $383,000.  Our largest OREO property is an office/retail building valued at $3.4 million, located in Pierce County.  We are currently in the process of leasing up the building and preparing it for sale.  We evaluate our OREO inventory quarterly. As a result of this evaluation, we expensed $76,000 related to the decline in the market values of OREO properties in our portfolio during the current quarter, compared to $145,000 for the first quarter of 2013. Additional expenses of $151,000 related to OREO were incurred during the quarter ended June 30, 2013, compared to $334,000 incurred for the quarter ended March 31, 2013. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred and convert these nonperforming assets into performing assets.

The following table presents a breakdown of our TDRs:
				Three Month	One Year
	June 30,	March 31,	June 30,	Increase/	Increase/
	2013	2013	2012	(Decrease)	(Decrease)
	(In thousands)
Nonperforming TDRs:
One-to-four family residential	$2,858	$2,679	$3,697	$179	$(839)
Multifamily	-	-	1,076	-	(1,076)
Consumer	46	47	-	(1)	46

Total nonperforming TDRs	2,904	2,726	4,773	178	(1,869)

Performing TDRs:
One-to-four family residential	47,756	52,270	49,695	(4,514)	(1,939)
Multifamily	1,229	1,234	1,247	(5)	(18)
Commercial real estate	12,204	12,251	11,750	(47)	454
Consumer	-	-	70	-	(70)

Total performing TDRs	61,189	65,755	62,762	(4,566)	(1,573)

Total TDRs	$64,093	$68,481	$67,535	$(4,388)	$(3,442)

During the second quarter of 2013, TDRs decreased $4.4 million to $64.1 million, compared to $68.5 million at March 31, 2013.  The decrease was primarily the result of the sale of 31 loans totaling $3.4 million generating a $500,000 recovery on these loans.  At June 30, 2013, $61.2 million or 95.5% of TDRs were performing in accordance with their repayment terms.

Net interest income for the second quarter of 2013 increased $416,000 to $7.8 million, compared to the first quarter of 2013, and increased $544,000 from the same quarter in 2012. Net interest income for the six months ended June 30, 2013 increased $223,000 to $15.2 million, compared to $15.0 million for the same period in 2012.

Interest income for the second quarter of 2013 decreased $715,000 compared to the same quarter in 2012, primarily due to the 43 basis point decrease in yield on the loan portfolio because of the current sustained low interest rate environment resulting in a large number of our loans refinancing at lower rates.

Interest expense decreased $1.3 million compared to the same quarter in 2012 primarily due to decreases in the average balance of both certificates of deposit and FHLB advances. The average balance of our certificates of deposit and FHLB advances decreased $90.3 million and $24.5 million, respectively, during the second quarter of 2013 compared to the second quarter of 2012. The change in the average balances of certificates of deposit between these periods accounted for $420,000 of the decrease in interest expense, while $399,000 of the decline was due to the repricing of the certificates at lower market rates. We have priced our certificate of deposit accounts to reflect the lower interest rate environment, which has contributed to the decrease in the average balance as some of our customers have elected to withdraw their funds to invest in higher yielding investment products. The decrease in interest expense for FHLB advances during the second quarter was due to a $151,000 decrease in the average balance for FHLB advances and a $243,000 decrease in the average cost resulting from the refinance and prepayment of certain advances during the first quarter of 2013.

Our interest rate spread and net interest margin increased 23 basis points and 20 basis points to 3.51% and 3.71%, respectively, at June 30, 2013, from the quarter ended March 31, 2013 and 71 basis points and 68 basis points compared to the same period in 2012. Our ratio of average interest-earning assets to average interest-bearing liabilities grew to 122.52% at June 30, 2013, from 117.64% at June 30, 2012, reflecting our efforts to convert nonearning assets to earnings assets, resulting in a more efficient balance sheet.

Noninterest income for the quarter ended June 30, 2013 increased $51,000 to $155,000 compared to the quarter ended March 31, 2013 and declined $175,000 compared to the same quarter in 2012. Net gains on investment sales during the quarter ended June 30, 2013 was $1,000 compared to $94,000 in net gains on the sales of investments during the same quarter in 2012.

Noninterest expense for the quarter ended June 30, 2013 decreased $572,000 compared to the first quarter of 2013 primarily due to a $679,000 prepayment penalty on FHLB advances incurred during the first quarter of 2013 and decreased $1.3 million compared to the same quarter in 2012. The decrease from the comparable quarter in 2012 was due to a decrease in net OREO related expenses of $709,000.   In addition, proxy contest and related litigation expenses decreased $588,000 between periods.  These decreases have resulted in a dramatic improvement in our efficiency ratio which was 66.7% during the quarter ended June 30, 2013, compared to 78.5% and 86.54% for the quarters ended March 31, 2013 and June 30, 2012, respectively.

During the quarter ended June 30, 2013, the Company analyzed its tax position and determined that a full valuation allowance was no longer necessary on its DTA. This analysis included both the historical results of operations over the last several quarters and the Company’s projected future financial results. As a result, most of the valuation allowance on the DTA was reversed during the second quarter of 2013 resulting in a $13.8 million tax benefit.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to continue to pay dividends on or repurchase our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

				Six Month	One Year
	June 30,	December 31,	June 30,	Increase/	Increase/
Assets	2013	2012	2012	(Decrease)	(Decrease)

Cash on hand and in banks	$5,682	$4,289	$4,670	32.5%	21.7%
Interest-bearing deposits	27,837	83,452	155,327	(66.6)	(82.1)
Investments available-for-sale, at fair value	152,664	152,262	130,483	0.3	17.0
Loans receivable, net of allowance of $12,313, $12,542
and $14,450	653,757	650,468	649,965	0.5	0.6
Premises and equipment, net	17,679	18,073	18,448	(2.2)	(4.2)
FHLB stock, at cost	7,149	7,281	7,413	(1.8)	(3.6)
Accrued interest receivable	3,633	3,484	3,665	4.3	(0.9)
Deferred tax assets, net	14,870	1,000	1,000	1,387.0	1,387.0
OREO	14,226	17,347	22,206	(18.0)	(35.9)
Prepaid expenses and other assets	4,718	4,999	5,501	(5.6)	(14.2)
Total assets	$902,215	$942,655	$998,678	(4.3)	(9.7)

Liabilities and Stockholders' Equity

Interest-bearing deposits	$622,889	$659,643	$719,035	(5.6)	(13.4)
Noninterest-bearing deposits	7,948	6,154	5,828	29.2	36.4
Advances from the FHLB	74,000	83,066	83,066	(10.9)	(10.9)
Advance payments from borrowers for taxes and insurance	3,135	2,186	2,459	43.4	27.5
Accrued interest payable	59	179	180	(67.0)	(67.2)
Investment trade payable	2,676	-	-	100.0	100.0
Other liabilities	4,433	4,310	3,938	2.9	12.6
Total liabilities	715,140	755,538	814,506	(5.3)	(12.2)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares; no shares issued or outstanding	-	-	-	-	-
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 17,190,621 shares at
June 30, 2013, and 18,805,168 at December 31, 2012 and
June, 30, 2012	172	188	188	(8.5)	(8.5)
Additional paid-in capital	175,279	190,534	189,602	(8.0)	(7.6)
Retained earnings, substantially restricted	23,912	6,650	5,930	259.6	303.2
Accumulated other comprehensive income (loss), net of tax	(1,849)	748	20	(347.2)	(9,345.0)
Unearned Employee Stock Ownership Plan
("ESOP") shares	(10,439)	(11,003)	(11,568)	5.1	9.8
Total stockholders' equity	187,075	187,117	184,172	-	1.6
Total liabilities and stockholders' equity	$902,215	$942,655	$998,678	(4.3)	(9.7)

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month	One Year
	June 30,	March 31,	June 30,	Increase /	Increase/
	2013	2013	2012	(Decrease)	(Decrease)
Interest income
Loans, including fees	$9,063	$9,044	$9,802	0.2%	(7.5)%
Investments available-for-sale	603	473	500	27.5	20.6
Interest-bearing deposits	18	21	97	(14.3)	(81.4)
Total interest income	$9,684	$9,538	$10,399	1.5	(6.9)
Interest expense
Deposits	1,763	1,893	2,627	(6.9)	(32.9)
FHLB advances	116	256	511	(54.7)	(77.3)
Total interest expense	$1,879	$2,149	$3,138	(12.6)	(40.1)
Net interest income	7,805	7,389	7,261	5.6	7.5
Provision for loan losses	100	-	650	100.0	(84.6)
Net interest income after provision for loan losses	$7,705	$7,389	$6,611	4.3	16.5
Noninterest income
Net gain on sale of investments	1	-	94	100.0	(98.9)
Other	154	104	236	48.1	(34.7)
Total noninterest income	$155	$104	$330	49.0	(53.0)

Noninterest expense
Salaries and employee benefits	3,755	3,614	3,451	3.9	8.8
Occupancy and equipment	345	354	395	(2.5)	(12.7)
Professional fees	387	356	468	8.7	(17.3)
Data processing	176	162	185	8.6	(4.9)
Gain on sale of OREO property, net	(383)	(632)	(128)	(39.4)	199.2
OREO market value adjustments	76	145	235	(47.6)	(67.7)
OREO related expenses, net	151	334	446	(54.8)	(66.1)
Regulatory assessments	94	283	314	(66.8)	(70.1)
Insurance and bond premiums	121	114	100	6.1	21.0
Proxy contest and related litigation	16	89	604	(82.0)	(97.4)
Marketing	42	18	61	133.3	(31.1)
Prepayment penalty on FHLB advances	-	679	-	(100.0)	-
Other general and administrative	526	362	438	45.3	20.1
Total noninterest expense	$5,306	$5,878	$6,569	(9.7)	(19.2)
Income before federal income tax provision (benefit)	2,554	1,615	372	58.1	586.6
Federal income tax provision (benefit)	(13,809)	59	(999)	23,505.1	1,282.3
Net income	$16,363	$1,556	$1,371	951.6	1,093.5

Basic earnings per share	$0.96	$0.09	$0.08	955.6	1,087.5
Diluted earnings per share	$0.95	$0.09	$0.08	955.6	1,087.5

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Six Months Ended
	June 30,		One Year
	2013	2012	% Change
Interest income
Loans, including fees	$18,107	$20,274	(10.7	) %
Investments available-for-sale	1,076	1,093	(1.6)
Interest-bearing deposits with banks	39	194	(79.9)
Total interest income	$19,222	$21,561	(10.8)
Interest expense
Deposits	3,656	5,568	(34.3)
Federal Home Loan Bank advances	372	1,022	(63.6)
Total interest expense	$4,028	$6,590	(38.9)
Net interest income	15,194	14,971	1.5
Provision for loan losses	100	2,350	(95.7)
Net interest income after provision for loan losses	$15,094	$12,621	19.6
Noninterest income
Net gain on sale of investments	1	288	(99.7)
Other	258	323	(20.1)
Total noninterest income	$259	$611	(57.6)

Noninterest expense
Salaries and employee benefits	7,369	6,878	7.1
Occupancy and equipment	699	800	(12.6)
Professional fees	743	941	(21.0)
Data processing	338	366	(7.7)
Gain on sale of OREO property, net	(1,015)	(349)	190.8
OREO market value adjustments	221	545	(59.4)
OREO related expenses, net	485	935	(48.1)
Regulatory assessments	377	411	(8.3)
Insurance and bond premiums	235	200	17.5
Proxy contest and related litigation	105	604	(82.6)
Marketing	60	113	(46.9)
Prepayment penalty on FHLB advances	679	-	100.0
Other general and administrative	888	746	19.0
Total noninterest expense	$11,184	$12,190	(8.3)
Income before federal income tax benefit	4,169	1,042	300.1
Federal income tax benefit	(13,751)	(951)	1,346.0
Net income	$17,920	$1,993	799.1

Basic earnings per share	$1.03	$0.11	836.4
Diluted earnings per share	$1.03	$0.11	836.4

The following table presents a breakdown of our loan portfolio (unaudited):

	June 30, 2013		December 31, 2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$294,880	43.1%	$306,851	45.5%
Construction	-	-	177	0.1
	294,880	43.1	307,028	45.6
Multifamily:
Permanent	103,187	15.1	105,936	15.7
Construction	8,160	1.2	5,585	0.8
	111,347	16.3	111,521	16.5
Commercial real estate:
Permanent	221,329	32.3	207,436	30.8
Construction	13,805	2.0	12,500	1.8
Land	1,964	0.3	1,942	0.3
	237,098	34.6	221,878	32.9
Construction/land development: (2)
One-to-four family residential	1,795	0.3	608	0.1
Multifamily	12,741	1.9	8,375	1.2
Commercial	5,770	0.8	-	-
Land development	9,094	1.3	10,435	1.6
	29,400	4.3	19,418	2.9

Business	1,720	0.3	2,968	0.4
Consumer	9,927	1.4	11,110	1.7
Total loans	684,372	100.0%	673,923	100.0%
Less:
Loans in Process ("LIP")	15,873		8,856
Deferred loan fees, net	2,429		2,057
ALLL	12,313		12,542
Loans receivable, net	$653,757		$650,468

(1)	Includes $129.3 million and $139.8 million of non-owner occupied loans at June 30, 2013 and December 31, 2012, respectively.

(2)	Excludes construction loans that will convert to permanent loans. We consider these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral. At June 30, 2013, we had $13.8 million, or 5.8% of our total commercial real estate portfolio and $8.2 million, or 7.3% of our total multifamily portfolio in these "rollover" type of loans. At December 31, 2012, we had $12.5 million, or 5.6% of our total commercial real estate portfolio, $5.6 million, or 5.0% of our total multifamily portfolio and $177,000, or 0.1% of our total one-to-four family loan portfolio in these rollover type of loans. At June 30, 2013 and December 31, 2012, $2.0 million and $1.9 million, respectively, of commercial real estate loans were not included in the contruction/land development category because we classify raw land or buildable lots where we do not intend to finance the construction as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
	(Dollars in thousands, except share data)
Performance Ratios:
Return on assets (1)	2.70%	0.70%	0.63%	0.54%
Return on equity (1)	12.94	3.30	3.25	2.97
Dividend payout ratio	4.17	-	-	-
Equity-to-assets	20.74	21.29	19.85	18.44
Interest rate spread	3.51	3.28	2.86	2.80
Net interest margin	3.71	3.51	3.09	3.03
Average interest-earning assets to average interest-bearing liabilities	122.52	122.44	119.82	117.64
Efficiency ratio	66.66	78.45	78.88	86.54
Noninterest expense as a percent of average total assets	2.39	2.64	2.35	2.60
Book value per common share	$10.88	$10.04	$9.95	$9.79

Capital Ratios (2):
Tier 1 leverage	19.24%	17.46%	15.79%	14.85%
Tier 1 risk-based	27.99	26.56	26.11	25.98
Total risk-based	29.25	27.82	27.37	27.24

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	2.18%	2.86%	3.42%	3.40%
Nonperforming assets as a percent of total assets	3.19	3.98	4.25	4.49
ALLL as a percent of total loans, net of undisbursed funds	1.84	1.81	1.89	2.17
ALLL as a percent of nonperforming loans, net of undisbursed funds	84.57	63.28	55.11	63.86
Net charge-offs (recoveries) to average loans receivable, net	(0.03)	0.08	0.25	0.16

Allowance for Loan Losses:
ALLL, beginning of the quarter	$12,002	$12,542	$14,168	$14,832
Provision	100	-	-	650
Charge-offs	(537)	(619)	(2,202)	(1,349)
Recoveries	748	79	576	317
ALLL, end of the quarter	$12,313	$12,002	$12,542	$14,450

Nonperforming Assets (3):
Nonperforming loans (4):
Nonaccrual loans	$11,655	$16,239	$18,231	$17,853
Nonaccrual TDRs	2,904	2,726	4,528	4,773
Total nonperforming loans	$14,559	$18,965	$22,759	$22,626
OREO	14,226	16,310	17,347	22,206
Total nonperforming assets	$28,785	$35,275	$40,106	$44,832

Performing TDRs	$61,189	$65,755	$65,848	$62,762
___________
(1) The $13.8 million tax benefit was not annualized in the calculation of this ratio.
(2) Capital ratios are for First Savings Bank Northwest only.
(3) Loans are reported net of undisbursed funds.
(4) There were no loans 90 days or more past due and still accruing interest.